Exhibit 99.1

PRESS RELEASE

Contacts:

Ralph Schmitt, CEO	For Immediate Release
J. Scott Kamsler, Senior VP, CFO
(510) 668-7000

Exar Corporation Announces Director Resignation

FREMONT, California, August 27, 2007—Exar Corporation (Nasdaq: EXAR), announced today that Guy W. Adams has resigned as a member of the Board of Directors. The resignation is effective September 20, 2007.

Mr. Adams was elected to the Board in September 2005, after his investment firm, GWA Capital Partners LLC, successfully ran a proxy contest with a slate of three candidates. During the past two years, he has served as a Chair of the Company’s Audit Committee.

“When I began the proxy contest,” said Mr. Adams, “I had three main goals. The first was to improve Exar’s corporate governance, which we have done with great success. This Board has worked to declassify the Board, reduce overall Management and Director compensation, reduce the size of the option plan, prohibit option repricings, and introduce performance and restricted stock units with long-term goals and cliff vesting.”

“My second goal,” continued Mr. Adams, “was to help the Board transition Exar into an operationally profitable company, aggressively focused in growing markets. With last Thursday’s shareholder approval of the Sipex Corporation (Nasdaq: SIPX) acquisition, our new strategic plan is firmly underway and I have confidence that the Board will continue to guide Exar’s acquisition strategy towards its $300 million sales goal.”

“The third goal was to improve the operational leadership and caliber of executives,” added Mr. Adams. “As I leave Exar today, I believe the Company is under solid leadership. With Richard as Chairman of the Board, we have seen the Company’s operational performance reach its highest level in several quarters, with revenues firming up and expenses coming down.

“Having achieved everything I had set out to accomplish,” concluded Mr. Adams, “and with the upcoming recomposition of the combined Board, now is a logical time for me to step down and return my focus back to managing my funds and concentrating on other investment opportunities.”

“Guy’s activism gave shareholders a chance to voice their opinion and led to the election of three new and independent Directors,” commented Richard Leza, Chairman of the Board. “The momentum his campaign initiated has allowed the Board to change the culture of Exar and move the Company into a new, high-growth direction, beginning with Sipex. We wish him continued success in his future activities.”

About Exar

Leveraging a robust portfolio of analog, mixed-signal, and digital technologies, Exar Corporation is Powering Connectivity with system-level semiconductors that connect and network people. This technology is used in a wide array of synergistic solutions ranging from serial interface, to power management, to multi-functional framers/mappers for end product applications addressing point-of-sale, hand-held devices and highly complex network transmission systems. The Company has locations worldwide to support the communications, consumer, industrial and storage markets. Exar is based in Fremont, California. For more information about Exar visit: http://www.exar.com.